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EXHIBIT 10.2

              Schedule of Additional Employee Retention Agreements

         In addition to the Employee Retention Agreement included as Exhibit 10.1, Goshen Savings Bank has executed Employee Retention Agreements with three additional employees. With the exception of the name and address of each individual, all the Employee Retention Agreements are identical and there are no material details which differ from the agreement included as Exhibit 10.1. In accordance with SEC Rule 12b-31 and Instruction 2 to Item 601 of Regulation S-K, the following schedule identifies the three other employees.

1.  Barbara Carr
2.  Jennifer Terpstra
3.  Richard C. Burch